Exhibit 3

"A"

Secured debenture / pledge note

(Share pledge and related rights)

Signed on      16      of     08    ,     2004

By:	Yosef Maiman	, Identity/registration	1277053/5
whose address for the purposes of this pledge note is:

33, Havatzelet Hasharon, Herzlia Pituah

(hereinafter, "the guarantors")

in favour of:	Bank Leumi Le'Israel Ltd.

(hereinafter, "The bank")

and attest to the following matters:-

1.	The Secured Amounts

1.1

This secured debenture / pledge note (share pledge and the related rights (herein after "the pledge note") is given to secure the full and precise payment of all of the amounts – whether in Israeli currency or in foreign currency or in consideration of foreign currency – principal, interest, including interest at a maximum rate (including linkage differences or exchange rate differences, if there will be any, as a result of the linkage of the principal and the interest or either of these to any exchange rate or to the consumer price index or to any other index), commissions, bank charges and expenses of any kind – that reach or will reach or a likely to reach the bank from Y.M. Noy Investments Ltd ("the debtors") on account, in respect of or in connection with:

1.1.1	Loans, overdrafts, credit and any banking services.

1.1.2	Liabilities, guarantees, of ant type, of the debtors vis-à-vis the bank or in its favour:

and this, whether the aforesaid amounts, in whole or in party, are owing or will be owing in according to the private name of the debtors or according to the name of their business or according to any other name, whether according to their present composition or according to any other composition, whether the aforesaid amounts, in whole or in part, are owing or will be owing from the debtors alone or they are owing or will be owing from the debtors together with another (or others), whether the repayment date has past or the repayment date is in the future, whether they are are owing or will be owing according to any contingent indebtedness (including the liabilities of the debtors in connection with bank guarantees, letters of indemnification, letters of credit and documentary credits) or whether they are owing or will be owing according to any other indebtedness, whether they are owing or will be owing according to any indebtedness originating in banking business(es) or from any other source, whether the aforesaid amounts, in whole or in part, has been formulated in verdicts of the court or rabbinical court or not, whether the time of repayment before the realization of this pledge note or subsequent thereto; and this without limitation in their total amount and in addition to the aforesaid, commissions, other bank charges and all of the other expenses and amounts that the guarantors owe or will owe in their payment according to the terms of this pledge note / or in relation thereto, including, the interest as aforesaid in paragraph 1.2 below (the aforesaid amounts will termed hereinafter) "the secured amounts");

1.2	The guarantors hereby undertake to pay to the bank every amount from the secured amounts:-

1.2.1

At the agreed date of repayment, if it is agreed or will be agreed between the debtors and the bank that that amount will be due for repayment on a certain date or on demand or on the occurrence of a certain event or a certain time after demand or after the occurrence of the certain event;

1.2.2	Within seven days from the date of the bank's first demand, if it not agreed on a repayment date as aforesaid in paragraph 1.2.1 above;

and any amount from the secured amounts that will not be paid to the bank as aforesaid, will bear interest at the maximum rate in respect of the period that commenced on the date on which the guarantors will be due to pay it until its actual payment.

2.	Redemption of the Pledge

Unless provided otherwise in the documents signed and/or to be signed by the debtors in connection with the extension of the secured amounts, then unless the bank agrees accordingly in advance, in writing and under the terms set by the bank, the debtors and/or the guarantors will not be entitled to pay any amount from the secured amounts before its agreed repayment date and they will not be entitled to redeem the shares and the rights pledged (as defined below) by the payment of the secured amounts or any part thereof before their agreed repayment date or before the date of their formulation, as appropriate. It is hereby agreed that Section 13c of the Pledge Law, 5727 – 1967 (and any other law that comes in lieu thereof) will not apply to the redemption of the pledge.

Notwithstanding the aforesaid, the bank will agree to deliver to the guarantors all of the documents that will be requested for the purposes of removing the pledge created on the shares and rights pledged pursuant to this note on a date on which a new financing agreement is signed between the debtors and the bank, and the arrangement of a system of collateral to secure repayment of the aforesaid credit, including the financial criteria with which the debtors will be obliged to comply.

3.	The Lien

As a guarantee for the full and precise payment of the secured amounts, the guarantors hereby pledge in a first-priority fixed pledge in favour of the bank all of the assets set forth below:

3.1

279 (two hundred and seventy-nine) ordinary shares of NIS 0.001 par value each in Merhav M.N.P.("the company") and 6 foundation shares of NIS 0.1 par value each, which are owned by the guarantors (hereinafter, "the shares"). The shares will be deposited pursuant to the terms of this note in a securities term deposit, no 294916/81 maintained in Branch 800 of the bank on behalf of the guarantors, to which a monetary account will be attached

(The aforesaid securities term deposit and the monetary account to be attached thereto will be termed hereinafter: "the securities term deposit")

The pledge hereby created will also apply to:

3.2

All dividends to be given and/or to be paid and/or to be issued from time to time in respect of or pursuant to the shares and/or the other shares as defined hereinafter, at any time, commencing from the date of signing this pledge note;

3.3

All of the shares and stock of shares that will reach or will be issued from time to time in respect of or in lieu of the shares (hereinafter "the other shares") and all of the rights, options, monies, assets that will arrive or be issued in lieu of the shares and/or in respect of or by virtue of the shares and/or the other shares as bonus shares, priority or other rights;

3.4

All of the rights in the company and or towards it and/or towards other shareholders in which the law and/or the articles of the company and/or any other agreement, if any, confer and will confer them from time to time on the guarantors in respect of and/or by virtue of the shares and/or other shares;

3.5	All of the rights that the guarantors have and will have in respect of and in connection with the aforesaid securities term deposit including the rights in the monetary account attached thereto.

The other shares and all of the rights, monies, securities and assets as aforesaid in the above paragraphs 3.1–3.5 and below will be termed "the pledged shares and rights".

4.	Representations and Obligations of the Guarantors

The guarantors hereby declare and undertake as follows:

4.1

On signing this pledge note, the pledged shares and rights are under the exclusive ownership of the guarantors, without any right of any third party in relation to them, neither pledged, mortgaged, attached, dormant or assigned to the right of another person.

4.2	The shares are paid up in full.

4.3

Subject to the company's articles, there is no limitation or applicable conditions, according to the nature of the pledged shares and rights or according to any law or agreement, on the pledge of the pledged shares and rights.

4.4

On signing this pledge note, there are no voting or any other agreements and none have been signed between the guarantors and all or some of the shareholders in the company, or between the guarantors and any third party in connection with the pledged shares and rights.

4.5	To deposit the shares in the aforesaid securities term deposit immediately on signing this pledge note.

4.6

To cause every dividend that is due to the guarantors in respect of the shares to be transferred to the aforesaid securities term deposit including by giving an irrevocable instruction to the company on signing this pledge note to transfer any dividend due to the guarantors in respect of the pledged shares and rights to the securities term deposit.

4.7

To deliver to the bank on signing this pledge note, the original share certificates issued in respect of the aforesaid shares, and the share transfer documents, signed by the guarantors, according to which the shares will transferred in the event that pledge is sold.

4.8

To do, at the expense of the guarantors, anything required in the bank's opinion, so that the power of the pledge hereby created on the pledged shares and rights and/or that which will be given on the disposal of any right from the pledged shares and rights – if any right is sold as aforesaid – will be valid vis-à-vis third parties, including other creditors – existing or future – of the guarantors and will increase their rights, particularly, but not without derogating from the aforesaid generality, to cause the pledge hereby created in favour of the bank and any other change to the aforesaid pledge (and to avoid any doubt, it is hereby clarified that no change as aforesaid will be made except with the bank's consent) will be registered with the Registrar of Companies, the Registrar of Cooperative Associations or the Registrar of Pledges, as appropriate, and to sign on any document which, in the bank's opinion, will be required for the purpose of executing any registration, as aforesaid or in connection therewith, including to sign on a new and/or other pledge note and/or a change of this pledge note, as well as the other documents that the bank will demand for these purposes.

4.9

Not to pledge and not to mortgage the pledged shares and rights or any part thereof in any way whatsoever, including a floating charge, with rights that will be prior, equal or inferior to the rights accorded to this pledge note to the bank, without the prior written agreement of the bank.

4.10

Not to sell, not to transfer, not to assign in any way whatsoever and not to undertake to sell or transfer or assign in any way whatsoever the pledged shares and rights or any part thereof, not to request receipt of the issuance of share notes in lieu of the pledged shares and not to sign a voting or other agreement in connection with the pledged shares and rights or part thereof without the prior written agreement of the bank.

4.11

To notify the bank immediately of any event of imposing an attachment, undertaking execution procedures or submitting a request for the appointment of a receiver on the pledged shares and rights or any part thereof. In addition, to notify immediately on any matter of the pledge in favour of the bank to the authority that has attached or taken execution procedures or has been requested to appoint a receiver as aforesaid and a third party that has initiated or requested those or some of those and immediately to take on account of the guarantors all steps necessary in order to cancel the attachment, execution order or appointment of a receiver, as necessary.

4.12

To inform the bank in writing, at least 14 days in advance, or a general meeting of the shareholders in the company that is due to be held, giving full details of the matter that are due for discussion, and if on the agenda of the general meeting, there is a proposal to pass a resolution regarding a change in the company's documents, a merger, approval of transactions and business with office holders or controlling shareholders or with parties related thereto, or an increase or reduction in the authorized share capital, including a distribution or other decision on a matter from the subjects set forth in paragraph 5.2 below, to supply the bank also with the wording of the resolution.

4.13

To give the bank prior written notice, and this immediately when it has been made known to them regarding any meeting of the board of directors of the company that is due to be held, and that on the agenda is a resolution and/or recommendation on giving or undertaking to give, a dividend as well as any other distribution, as defined in the Companies Law, 5759 – 1999 and/or any distribution of bonus shares, and any distribution on the allocation of shares and/or securities convertible to shares in the company and/or on the publication of a prospectus to issue shares and/or securities convertible to shares and/or giving any undertaking or proposal to allocate shares and/or securities convertible to shares and/or resolution and/or recommendation on a merger, change in structure and/or an arrangement.

4.14

Without derogating from paragraph 3 above, to pledge in favour of the bank the entire bonus shares, the other shares and the rights to be allocated to the guarantors in respect of the pledged shares and rights, to sign on all of the documents that will be required by the bank in connection with the creation of the aforesaid pledge, and to register the aforesaid pledge as soon as possible with the Registrar of Companies, the Registrar of Cooperative Associations, or the Registrar of Pledges, as appropriate.

4.15

The guarantors hereby give power of attorney – in an irrevocable manner – of the bank to take, on their behalf, in the stead and at the expense of the guarantors, any action of the actions set forth in paragraphs 4.8 and 4.14 above. However, this power of attorney does not contain anything in order to exempt the guarantors from keeping any obligation of their undertakings pursuant to this pledge note or in order to compel the bank to use the aforesaid power of attorney, in whole or in part.

4.16	The guarantors hereby exempt the bank, in advance, from any responsibility in the event that the bank will use any authority from the authorities according to the aforesaid power of attorney.

4.17

As shareholders in the company and/or as powers of attorney pursuant to paragraph 5 below, to object to any change in the memorandum and/or articles of the company, any decision made or any other action that contains or may contain something to cause a partial dilution of the pledged shares in the share capital, to a change in the rights conferred by the shares, to an allocation of shares or to a reduction in the value of the pledged shares and rights or to an impairment of the rights of the bank according to this pledge note – and to use all their rights for this purpose – unless the bank has agreed to those things and actions in advance and in writing, and subject to the conditions prescribed by the bank.

4.18	To meet all the obligations imposed on a shareholder under the law and/or pursuant to the company's articles.

5.	Power of Attorney

5.1	It is hereby agreed that guarantors will be entitled to participate and vote in general meetings except if one or more of the events set forth in paragraph 5.2 apply.

5.2

The guarantors hereby give the bank an irrevocable power of attorney to participate and vote in general meetings of the company in respect of the shares and to implement the rights that are conferred or will be conferred on the shareholders of the company under the law and/or the memorandum and articles of the company, so that it will be used at the meetings on the agenda of which is one or more of the instances set forth in paragraph 5.2.1 below, and at any meeting, if it happened, as stated in paragraph 5.2.2 below, and this to the negation of the right of the guarantors. It is hereby clarified that the guarantors will not be entitled to vote in those meetings, unless they have received written approval from the bank.

5.2.1

In the event that on the agenda of the general meeting is a resolution, which, in the bank's judgment, is liable to have an adverse impact on its rights as a creditor, including, but without derogating from the aforesaid generality, a resolution for a voluntary liquidation of the company and/or a resolution regarding a dilution of shares and/or changes in the rights that the shares confer and/or a merger of the company (as defined in paragraph 9.4 below) and/or an arrangement and/or a change in the company's structure and/or a change in the structure of the company's capital and/or an increase in the authorized capital and/or the giving or undertaking to give a dividend as well as any other distribution and/or any other action by the company that is liable to reduce the value of the pledged shares and rights and/or a decision regarding transactions with a related party.

5.2.2	In any event that one of more of the instances giving the bank the right to make the secured amounts due for immediate repayment, as set forth in paragraph 9 below has occurred.

5.3

The guarantors agree and hereby authorise the bank, in the instances stated in paragraph 5.2.1 and/or 5.2.2 above to participate and to vote in the aforesaid general meetings as the agents of the guarantors and to implement the rights that are conferred or that will be conferred to the shareholders of the company according to the law and/or according to the company's memorandum and articles.

5.4

The guarantors hereby agree that the bank will not be obliged to implement its rights pursuant to this paragraph 5 above, for the purposes of preserving its rights pursuant to this pledge note. Whether the bank implements its authority or its rights as stated in this paragraph 5 or not, the guarantors will be prevented from claiming that they have incurred any damage as a result of the bank's use of its rights pursuant to this paragraph 5 or as a result of the bank refraining to use these rights.

5.5	The guarantors undertake to report to the bank on any resolutions made at the general meetings, whether they have actually voted or not.

5.6	The bank will not be obliged to hand over to the guarantors notices, or any other information of any type that reaches the bank.

The guarantors hereby declare that as far as notices and information of the aforesaid kind is demanded of them, they will ensure the receipt of notices or the appropriate information, notwithstanding that they do not appear or they will not appear in the company's shareholders registry.

6.	Independent Securities

The pledge hereby created in favour of the bank will be independent of all other securities and guarantees that the bank has received or will receive from or on behalf of the guarantor, and will not affect them or be affected and will be used as a perpetual guarantee that will continue to remain in full force until the bank confirms to the guarantors that this pledge note is null and void as stated in paragraph 2 above, and this even if, at any time before the bank has handed over an confirmation as aforesaid to the guarantors, there would not be any charge/commitment of the guarantors vis-à-vis the bank.

7.	Immediate Repayment

In each one of the cases set forth below, the bank will be entitled to demand the immediate payment of the secured amounts or any part thereof together with linkage differences, exchange rate differences, accrued interest, interest at maximum rate, expenses, other charges and commissions accrued together with an amount which will be to compensate the bank in respect of any damage that has been incurred, or may be incurred, if any, as a result of the early repayment and which will be calculated according to that set forth in Appendix 7 to the debenture / pledge note.

And these are the cases:

7.1

If the guarantors do not pay the bank any amount that is due to it from them on account of the secured amounts up to 7 days after the data provided for its payment, whether as stated in paragraph 1.2 above or other.

7.2

If an attachment is placed on the assets of the guarantors or on any part thereof or if an execution action is carried out against them in an accumulated amount exceeding NIS 1 million and the said attachment or action will be cancelled within forty five days.

7.3

If a resolution for a liquidation is received by the guarantors, or if an order for the receipt of assets is received against them, or if a meeting of creditors is called by the guarantors for the purpose of a settlement with them, or if a request to stay proceedings is submitted by the guarantors, or if an act of bankruptcy is committed by the guarantors, or in the event of the death of the guarantors or if the name of the guarantors is expunged from any ledger maintained pursuant to the law or it is due to be expunged or if the guarantors will be declared invalid under the law.

7.4

If a request for liquidation or the early appointment of a temporary liquidator, receiver, temporary asset manager or a stay of proceedings is submitted, or if a request for receivership against any asset of the guarantors is submitted and these are not cancelled within 45 days of their submission; and on condition that the bank will be entitled to demand immediate repayment of the secured amounts before the 45 days noted above have elapsed, in any event that the delay in the demands for the repayment is liable to cause it damage.

7.5

If any action is carried out by the guarantors (if the guarantors are a company) or a decision is received by them regarding a merger according to Eighth or Ninth Part of the Companies Law, 5759 – 1999, or regarding an arrangement, or regarding any action whose result is the purchase of most of the guarantors' assets by a person or corporation or according to which the guarantors purchase, directly or indirectly, most of the assets of another corporation or shares of another corporation that gives them control in that corporation (hereinafter" "merger") or if the control in the guarantors is transferred, and all without the guarantors receiving the prior written agreement of the bank accordingly. The term "control" is as understood in the Securities Law, 5728= 1968.

7.6	If the production work or commercial transactions of the guarantors are discontinued and not renewed within sixty days of that discontinuance.

7.7

If the guarantors breach or if they do not fulfil a material obligation in the opinion of the bank from the obligations vis-à-vis the bank, whether that obligation is included in this pledge note or whether it is included or will be included in any other document or if it becomes apparent that any representation or confirmation by the guarantors, whether they are included in this pledge note or if they will be included in another document delivered by them to the bank, are incorrect or imprecise.

7.8	If in the opinion of the bank, a material change has occurred in the financial position of the guarantors, in their action or in their businesses, or in their financial ratios.

7.9

With derogating from the aforesaid in paragraph 5, if a general meeting of the company is called, with an agenda that includes the passing of a resolution as set forth in paragraph 5.2.1 above, or which, in the bank's opinion, is likely to impair the bank's rights pursuant to this pledge note or in the value of the pledged shares and rights, if a resolution is passed as stated at the general meeting of the company.

7.10	If, in the opinion of the bank, the value of the pledged shares and rights is less or is liable to fall below the value at the signing of this pledge note, for any reason.

7.11

If any event occurs, the consequence of which is likely to credit any factor(s) in Israel and/or abroad pursuant to any document that has been signed and/or will be signed by the guarantors with the right to immediate repayment of debts and obligations in an amount exceeding US$ 1 million and/or debts and obligations in a cumulative amount of the guarantors even if that (those) factor (factors) does not use its (their) abovementioned right (rights).

7.12

If the bank is convinced in its view that an asset that is subject to any collateral that the bank has received from the guarantors or on their behalf, has broken down, is liable to break down, be lost or be liable to lose a significant percentage of its value.

7.13

On the occurrence of one of the said instances in this paragraph above, with changes that the matter necessitates, the debtors and/or the company and/or any guarantor that has guaranteed the repayment of the secured amounts, in whole or in part, and/or has placed to the credit of the bank collateral to secure the repayment of the secured amounts, in whole or in part.

8.	Realization

On the occurrence of one of the instances set forth in paragraph 7, the bank will be entitled to use any means that will be found appropriate to collect the secured amounts from the guarantors and take any proceeding that will be required in the bank's opinion for the purpose of preserving the rights pursuant to this pledge note, with the disposal of the abovementioned shares and rights being effected within the framework of legal proceedings or within the framework of proceedings for the realization of the pledge in the execution office.

9.	Recording of Amounts

9.1

All of the amounts that will be collected by the bank from the disposal of the pledged shares and rights, including amounts recorded to the credit of some account of the guarantors, will be used for the purposes set forth below according to their order or according to any other order that the bank may choose:

9.1.1

For the purposes of paying the expenses incurred as a result of the disposal as aforesaid, as well as any expense incurred as a result of taking any proceedings by the bank, for the purpose of preserving its rights pursuant to the pledge note.

9.1.2

For the purpose of paying the rest of the expenses, bank charges, interest and other amounts due to interest linkage, the repayment date of which has arrived and they have not been paid to the bank by the guarantors;

9.1.3	For the purposes of paying the amounts of principal and the other amounts due to interest linkage the repayment date of which has arrived and they have not been paid to the bank by the guarantors;

9.1.4

For the purpose of their deposit in a special account or another account on behalf of the guarantors with the bank, which will act as a guarantee for the full payment of the secured amounts, whether amounts whose payment date has arrived, amounts that are due or will be due to the bank according to any debt or contingent liability, or whether any other amounts;

9.2

Unless it is agreed otherwise in writing between the guarantors and the bank, the amounts will be deposited, as aforesaid in sub-paragraph 9.1.4 in an interest-bearing shekel deposit, for repayment on demand that will be customary in the bank at the time with regard to the shekel term deposits of customers, or if it will not be customary in the Bank at that time of the deposit – the amounts will be deposited from time to time in an interest-bearing term deposit for the shortest period that will be customary at that time in the bank with regard to the shekel term deposits of customers.

10.	Third-Party Guarantees

10.1

Since, as stated in the introduction to this pledge note, this pledge is given as third-party security, the guarantors will be guarantors according to the provisions of Section 12 of the Pledge Law, 57527 – 1967.

10.2	In view of the aforesaid in paragraph 10.1 above, the guarantors hereby agree that the bank will be entitled:

10.2.1

To take proceedings under the law for the purpose of realizing the pledge and/or the collection of the secured amounts in any other way without the bank being obliged to first apply to the debtors in a demand for payment of the secured amounts due from them to the bank;

10.2.2	To discontinue, to change, to increase, to reduce or to renew any credit, loan or any other banking service that has been given or will be given to the debtors;

10.2.3	To give an extension of time or similar allowance in relation to the payment of the secured amounts;

10.2.4

To change, to renew, to release, to repair, to prevent weaknesses or to realize collateral or other guarantees that the bank holds, whether it has received them or will receive them from the debtors and from others;

10.2.5	To compromise with the debtors or with others.

The guarantors hereby agree that the execution of any action from the said transactions above by the bank will not accord them a right to change or to cancel their undertakings vis-à-vis the bank pursuant to this pledge note;

10.3

The guarantors hereby waive the right to demand from the bank to transfer to them any mortgage or other security that the bank has received or will receive from the debtors or from any other person on their behalf to secure the secured amounts that are due to them from the bank, and this, even if the debtors have paid the bank on account of the secured amounts the full amount due from them, pursuant to the terms of this pledge note.

10.4

The guarantors hereby agree that – unless the bank agrees in advance in writing or confirms to the guarantors in writing that their responsibility for repayment of the secured amounts has finished – the guarantors will not be entitled to demand from the debtors (not even by way of a counter-claim or by way of offset) or to take any steps against the debtors or to submit evidence of debt to the trustees or to the liquidators of the debtors in respect of and in connection with any part of the secured amounts that the guarantors have paid or were demanded or likely to be demanded to pay to the bank.

11.	Legal Claims, Splitting of Claims and Expenses

11.1

In the event that a claim is submitted by the bank against the guarantors to pay any amount that is due or will be due from them to the bank on account of the secured amounts, the bank will be entitled to claim in respect of the period that applied from the date of submitting the claim or – at the election of the bank – from the date on which that amount will reach the bank until the full and actual payment at the maximum rate that will accumulate as set forth in paragraph 12 below.

11.2

The bank will be entitled to split its claims for repayment of the amounts that are due or will be due on account of the secured amounts, whether they derive from a few reasons or whether they derive from one reason, and to claim repayment of these amounts in parts, in a way that each part will be used by the bank as a cause for a separate and independent claim for any other part.

11.3

All of the expenses related to the preparation of this pledge note, in its stamping, registration with the Registrar of Companies or the Registrar of Cooperative Associations or the Registrar of Pledges, in whole or in part, or in any claim that will be submitted by the bank in respect of amounts that are due or that will be due to the bank from the guarantors on account of the secured amounts, including the professional fees of the bank's lawyer, will apply to the guarantors; an amount of the lawyer's fees that will apply will be as will be determined in a judgement or decision of the court, and if there is none like these, as will be agreed between the bank and the guarantors. And in the absence of an agreement, according to the minimum tariff whether it is binding or not. And if the minimum tariff is cancelled, in an amount of the fees reasonable in the circumstances of that matter. The guarantors hereby undertake to pay to the bank, immediately on first demand, any expense as aforesaid, together with maximum interest as defined below, in respect of the period that commenced on the date of incurrence by the bank until its actual payment.

12.	Accumulation of Interest

Interest at the maximum rate that will increase over each month or, at the election of the bank, over any other period, in respect of which the accumulation of interest will be permitted pursuant to the law, will also bear interest at the maximum rate.

13.	The Bank's Books

13.1

All of the entries in the books of the bank will be considered correct and will act as prima facie evidence vis-à-vis the guarantors for all their details; a copy of the aforesaid entries or any section of the aforesaid entries, or from the last page of the aforesaid entries that will be agreed by the bank on a copy of the entries or of the section of the said page or separate document – will be used as prima facie evidence for the existence of the aforesaid entries and the correctness of all the details in the said copy.

13.2

The guarantors undertake to examine any copy of the account, any notice and any letter that will be delivered or sent to them by the bank or by means of an automatic machine and to furnish the bank with their remarks in writing in respect thereof – if there are any, within sixty days of the date of delivery or despatch by the bank, as appropriate.

13.3

The correctness of every detail, which is listed in some account copy, notice or letter as stated in respect of which the guarantors' remarks in writing have not reached the bank within the aforesaid time, will be considered approved by the guarantors to the bank.

14.	Waivers

The bank's waiver to the guarantors of any breach of or non-compliance with any condition(s) whether it is a liability or condition included in this pledge note or whether they are included or will be included in any other document that signed/will be signed by the guarantors, will not be considered as consent on the part of the bank for another breach or another case of non-compliance with some condition or liability as aforesaid. The bank's refraining from using any right that it has been given pursuant to this pledge note or pursuant to any other document or pursuant to any law will not be interpreted as a waiver of that right. No waiver on the part the bank, compromise or any other arrangement with the bank will not oblige the bank, unless they have been made in writing.

15.	Address and Notices

For the purpose of furnishing postal matter, including court documents in connection with the pledge note, the address of the guarantors is the address noted in the introduction to this pledge note or any other address in Israel, of which the guarantors will notify the bank in writing (by hand delivery or registered post) and whose receipt the bank will confirm in writing.

Any notice, demand, account copy or other document of any kind (including any negotiable document) the bank is entitled to send or deliver to the guarantors by ordinary post or another method, at its discretion (including by means of automatic machine or computer terminal), and any other document sent as aforesaid, will be considered as if received by the guarantors within 72 hours of the time of despatch. The bank's written confirmation on the matter of any delivery or despatch, the time and method of sending will be used as prima facie evidence vis-à-vis the guarantors of the despatch, delivery and the time mentioned therein.

16.	The Applicable Law

The laws of the State of Israel will apply to this pledge note and its interpretations.

17.	Place of Jurisdiction

The guarantors hereby agree that the exclusive place of jurisdiction for the purposes of this pledge will be the court of the nearest city to the branch in which the trust account is maintained of the following cities: Jerusalem, Tel Aviv, Haifa, Beer Sheva, Nazareth or Eilat.

18	Transfer of Rights

The bank and all who come in its stead will be entitled, at any time that they will transfer the right to receive the secured amounts, in whole or in part, to another/others, to transfer to that other/those others their rights pursuant to this pledge note or part thereof, without the consent of the guarantors.

19.	Definitions

The terms set forth in this pledge note, including a dividend, will have the meaning of these terms in the Companies Law, 5759 – 1999, unless it is expressly stated otherwise in the pledge note itself or if it is expressly defined in this paragraph:

19.1	The term "maximum rate of interest" means:

19.1.1

With regard to any amount of the secured amounts in the document according to which the indebtedness has arisen to repay the rate of interest is defined that will be collected in the event that it will not be repaid at the due date – the rate of interest as defined in that document with regard to an amount that is not paid on the due date.

19.1.2	With regard to any other amount:

19.1.2.1

The highest rate of interest that will be customary in the bank, from time to time (including even the rate of extra interest on exceeding limits) with regard to debit balances on checking account / current loan account / current savings account or foreign currency, as the case may be, which were not paid to the bank on the due date, or –

19.1.2.2

With regard to any amount from the secured amounts where the maximum rate of interest is provided in any legislation for the case that that amount is not paid at the due date – interest at the maximum rate permitted according to that legislation with regard to an amount as aforesaid.

The bank's written approval regarding the maximum rate of interest, as defined above – in the period or periods to which that rate refers – will be used as prima facie evidence vis-à-vis the guarantors regarding the details denoted in the approval;

19.2	The term "the books of the bank" means:

Any book, ledger, bank (or term deposit) statement, copy of bank statement, loan contract, promissory note, note signed by the guarantors, ledger, folio, spool, all means for storing data for electronic computer purposes, as well as any other means for storing data;

19.3	The term "entries" means:

Any entry or copy of an entry, whether recorded or copied in writing or by typewriter or recorded or copied by printing, duplication, photocopying (including microfiche or microfilm) or by means of any automatic, electrical or electronic machine or by means of recording of electronic computers or by any other means of recording or presentation of words or digits or any other symbols used by the banks.

19.4	The term "the bank" means:

Any one of its branches or offices – whether in Israel or abroad – as well as anyone that comes in its stead or as a proxy of the bank and any transferee of the bank.

19.5	The term "dividend" means:

As defined in the Companies Law, 5759 1999.

19.6	The term "securities" means:

Will be interpreted as including (in addition to its ordinary meaning) also any asset (whether eligible or held) in respect of which records are maintained or will be maintained with the bank within the framework of a trust account, as well as any right and any benefit (monetary or otherwise) that will be added to the securities or in respect thereof.

20.	Status of the Signatories to this Document

20.1

The aforementioned in this pledge note will bind each of the signatories on it jointly and severally; this, even if for any reason, one or some of them that are defined above as "guarantors" do not sign it.

20.2

Any right that is accorded or that will be accorded to the bank vis-à-vis the guarantors pursuant to this pledge note will be considered accorded to the bank, both vis-à-vis the guarantors in concert, vis-à-vis some of them and vis-à-vis any one of them separately; and any mention of the guarantors will be considered as referring both to the guarantors in concert, to some of them and to each one of them separately.

21.	Additional Documents

This pledge note does not contain anything to adversely affect and/or to derogate from any right of the bank pursuant to this pledge note or any undertaking that the guarantors have signed / will sign vis-à-vis the bank.

To avoid any doubt, it is clarified that the provisions of this document complement the existing provisions in any other document that has been signed or that will be signed in the future by or on behalf of the guarantors (hereinafter: "the other documents"), and in any event, that the provisions of this document is in contradiction of that stated in the other documents, they will not be cancelled but will be interpreted as cumulative.

22.	Language in the plural and the singular

If this document is signed by one guarantor, all of that stated there in will be considered – as far as it relates to the guarantors – as written in the singular.

23.	Captions

The captions to the paragraphs in this pledge note are for convenience purposes only, and they should not be considered in an interpretation of the conditions of this pledge note.

In witness whereof, the guarantors have affixed their signature	16/8/04

/s/ Yosef Maiman
Signature

"A"

Appendix of special terms to the perpetual guarantee document unlimited in amount (for an ordinary guarantor) that was signed on        16.8.04      (hereinafter – "the guarantee document") to secure the secured amounts due to Bank Leumi Le'Israel Ltd. from Y.M. Noy Investments Ltd. (hereinafter: "the debtors")

By:	Merhav M.N.F. Ltd.	Company ref no.	51-061855/6

The guarantors agree and confirm that the following changes have been made in the guarantee document:

1.	Sub-paragraphs 1(b) and 1(c) to the guarantee document will be deleted.

2.	The following wording will be added to paragraph 32 in the guarantee document:

"Not withstanding that stated in this document, this guarantee will be in force until the date on which a new financing agreement is signed, to the satisfaction of the bank, on the issue of arranging the new payment schedule of credit extended to the debtors and the system of collateral to secure the repayment of the aforesaid credit, including the financial criteria that the company will undertake to fulfil and the bank will notify us in writing that it is not continuing to rely on our guarantee for security.

This appendix is can integral part of the guarantee document.

In witness whereof, we have affixed our signature on this day	16/8/04

The guarantors:

Name of guarantor	Merhav M.N.F. Ltd.	Identity no./Company ref. no.	51 – 061855/6

Address

Signature
/s/ Merhav M.N.F. Ltd.

Approving identity of the guarantor